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EXHIBIT H



SECURITIES AND EXCHANGE COMMISSION

(Release No.                  )


     The Columbia Gas System, Inc. ("Columbia"), Wilmington, Delaware, a registered holding company, has filed with this Commission an application-declaration under Sections 6(a), 7, 12(c) and 12(e) of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 42, 62 and 65 thereunder.

     On December 20, 1995 Columbia's Board of Directors approved the adoption of a Long-Term Incentive Plan ("Plan), subject to the approval of the Commission and of Columbia's stockholders at its April 26, 1996 annual meeting of stockholders. The purpose of the Plan is to provide incentives to specified individuals to continuously add value to Columbia. By so doing, Columbia believes that the Plan will facilitate attracting, retaining and motivating employees and directors of high caliber and potential.

     The Plan provides long-term incentives to (1) those officers and key employees of Columbia and its subsidiaries (the "System") who, in the opinion of the Compensation Committee of Columbia's Board of Directors (the "Committee"), may be able to make substantial contributions to the System by their ability and efforts; and (2) members of the Board of Directors of Columbia who are not employees ("Outside Directors"). Columbia states the Plan design helps to align the interests of Employees and Outside Directors of Columbia with those of the company's stockholders. The following types of awards may be made under the Plan: stock options, including incentive stock options and nonqualified stock options, stock appreciation rights ("SARs"), contingent stock, restricted stock, and any award in other forms that the Committee may deem appropriate but in any event which are consistent with the Plan's purpose, including combinations of the foregoing. Employees would be eligible to receive any form of award permitted under the Plan. Outside Directors are eligible only for nonqualified stock option awards, according to the formula set forth in the Plan.

     The aggregate number of shares which may be granted under the Plan is 3 million shares, $10 par value per share, subject to equitable adjustment in order to prevent dilution or enlargement of the participants' rights under the Plan in the event of a change in the outstanding common stock of Columbia by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like (an "Equitable Adjustment Event"). The maximum number of shares that may be awarded pursuant to the contingent and restricted stock award provisions will be 20 percent of the total shares authorized for issuance under the Plan, or 600,000 shares. The maximum number of shares that may be awarded to any individual during the life of the Plan will be 20 percent of the total shares authorized for issuance under the Plan, or 600,000 shares. The shares that may be issued under the Plan may be authorized and unissued shares or treasury shares. Shares of common stock subject to options
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and awards that expire or terminate for reasons other than the exercise of a stock appreciation right would again be available for awards under the Plan.

     The portions of the Plan applicable to Employees will be administered by the Committee, which is composed only of Outside Directors who qualify both as "disinterested persons" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986 ("IRC"), as amended, and the regulations promulgated thereunder. With regard to its administration, the Committee will have full and final authority in its discretion to conclusively interpret the provisions of the Plan pertaining to Employees and to decide all questions of fact arising in its application; to determine the Employees to whom awards shall be made under the Plan; to determine the type of award to be made and the amount, size and terms of each such award; to determine the time when awards will be granted; to make all other determinations necessary or advisable for the administration of the Plan; and to accelerate the exercise period of an option or the restriction/contingency period of restricted and contingent stock awards.

     The Committee will also administer the portions of the Plan applicable to Outside Directors, but only with respect to ministerial matters. With respect to awards to Outside Directors, Columbia states that the Plan is designed to be a "formula plan" meeting the requirements of Exchange Act Rule 16b-3(c)(2) and, accordingly, is intended to be self-governing. The Committee will have no discretion with respect to the amount, price and timing of awards to Outside Directors. Consequently, Columbia states that the Committee's administration of the portions of the Plan applicable to Outside Directors will be confined to ministerial matters. Consistent with the limited discretion over the Plan regarding the portions of the Plan governing awards to Outside Directors, the Plan may not be amended more than once every six months except as may be consistent with Exchange Act Rule 16b-3(c)(ii)(B).

     Nonqualified stock option awards will be made to Outside Directors if Columbia's Total Shareholder Return (defined as market appreciation and dividends declared in a year) for a fiscal year exceeds the median of the Total Shareholder Return for the peer group of companies utilized for comparison purposes in Columbia's annual proxy statement. If Columbia's Total Shareholder Return falls within the third quartile (between 50% and 75%) of the peer group, then options will be granted to each Outside Director to purchase 3,000 shares of Columbia common stock. If Columbia's Total Shareholder Return falls within the fourth quartile (between 75% and 100%) of the peer group, then options will be granted to each Outside Director to purchase 6,000 shares. No stock option awards will be made to Outside Directors if Total Shareholder Return is at or below the median.

     Nonqualified stock option awards for Outside Directors, if any, would be granted effective as of 90 days after the close of Columbia's fiscal year for Total Shareholder Return performance for the preceding fiscal year. Grants to Outside Directors would vest one-third upon the date of the grant, one-third upon the first anniversary of the grant, and one-third upon the second anniversary of the grant. The purchase price per share of stock for Outside Directors' awards would be 100 percent of the fair market value of the stock on the day the option is granted less any dividends paid as long as the option is outstanding, but in no event less than the par value of such stock. For awards to Outside Directors, "fair market value" means the average
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of the high and low sales prices per share of Columbia's common stock on the
New York Stock Exchange as reported in The Wall Street Journal for a given date. In all other respects and to the extent consistent with Exchange Act Rule 16b-3(c)(2), Outside Director stock options will be governed by the provisions of the Plan governing Employee options.

     Options will be evidenced by stock option agreements containing in substance the following terms and conditions. The purchase price per share of stock deliverable upon the exercise of an incentive stock option will be 100 percent of the fair market value of the stock on the day the option is granted. The purchase price per share of stock deliverable upon the exercise of a nonqualified stock option will be 100 percent of the fair market value of the stock on the day the option is granted, less any dividends paid as long as the option is outstanding, but in no event less than the par value of such stock. The option period will not commence earlier than six months, nor end later than ten years, after the date of the grant of the option. However, the Committee may permit an acceleration of the previously determined exercise terms, subject to the terms of the Plan and to the extent permitted by Exchange Act Rule 16b-3(c). If an optionee ceases to be an Employee of the System or Outside Director of Columbia for any cause other than death, disability or retirement or a "Change in Control," the optionee may be able to exercise the option during its term within a period of three months after such termination. If an optionee terminates service as an Employee or Outside Director due to death, retirement, disability or a Change in Control prior to termination of his option, without having fully exercised the option, the optionee or his successor may be able to exercise the option within a period of 24 months after the date of termination. Incentive stock option agreements may contain such terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as a tax-favored option within the meaning of IRC Section 422.

     SARs may be granted in connection with options and will entitle the grantee to receive, upon surrender of the option, all or a portion of the excess of (1) the fair market value of a specified number of shares of Columbia's common stock at the time of surrender, over (2) 100 percent of the fair market value of the same number of shares at the time the option was granted, less any dividends paid while the option was outstanding but unexercised. SARs will be granted for a period of not less than six months nor more than 10 years. No SAR will be exercisable during the six-month period starting with the date of grant, and SARs will be exercisable only during a grantee's employment by the System, except that the Committee may permit an SAR to be exercisable for up to three months after the grantee's employment is terminated for any reason other than death, retirement or disability. In the event of termination due to death, disability, or retirement, the grantee or his successor may be able to exercise the SAR within a period of 24 months after the date of such termination. The Committee may reserve the right to accelerate previously determined exercise terms as it deems appropriate.

     Under contingent and restricted stock awards, Employees are given the right to receive shares of stock when the contingencies or restrictions set forth in the accompanying award agreement have been satisfied. Contingent and restricted stock awards will be subject to such periods in excess of six months as determined by the Committee, and the Committee may accelerate the expiration of the applicable contingency or restriction period so long as the minimum six-month period is retained. In the event of a participant's termination of
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employment for any reason prior to the lapse of contingencies or restrictions and unless otherwise provided for in the Plan or in the applicable award agreement, all rights to the contingent or restricted shares as to which there still remain unlapsed contingencies or restrictions will be forfeited by the participant to Columbia, without payment or any other consideration by Columbia. If a recipient of a contingent or restricted stock award has his employment terminated but his salary is continued through an employment agreement, severance program or any other comparable arrangement, then any contingencies and restrictions which are satisfied or could have been satisfied during the period for which the recipient's salary is to be continued will be deemed to have been satisfied, and such shares of contingent and/or restricted stock will be issued and delivered to the recipient or his legal representative no later than the end of the salary continuation program.

     With regard to contingent stock awards, the stock is not issued until the right to receive the stock is vested. For restricted stock awards, shares will be issued in the name of the recipient, but the recipient will not receive them until the specified restrictions lapse, or if he receives them, the shares will bear a legend as to their restricted status. Each certificate evidencing stock subject to restricted stock awards will bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, and any attempt to dispose of stock in contravention of such terms, conditions and restrictions will be ineffective. During the restriction period for restricted stock awards, the recipient will have the rights of a stockholder for all such shares of restricted stock, including the right to vote and the right to receive dividends thereon as paid.

     For contingent and restricted stock awards and stock option awards (including any accompanying SARs), upon a Change in Control, all such awards will automatically vest as of that date, and all restrictions or contingencies will be deemed to have been satisfied. The term "Change in Control" means the occurrence of any of the following events: (1) the acquisition by any party or parties of the beneficial ownership of 25 percent or more of the voting shares of Columbia; (2) the occurrence of a transaction requiring shareholders' approval for the acquisition of Columbia through purchase or exchange of stock or assets, or by merger, or otherwise; or (3) the election during a period of 24 months, or less, of 30 percent or more of the members of Columbia's board of directors, without the approval of a majority of the board as constituted at the beginning of the period. In addition, for all awards under the Plan, upon the occurrence of an Equitable Adjustment Event, the Committee will adjust the number of shares of common stock which may be issued under the Plan and will provide for an equitable adjustment of any outstanding award or shares issuable pursuant to an outstanding award under the Plan.

     Columbia may suspend, terminate or amend the Plan at any time but may not, without seeking shareholder approval pursuant to Commission authorization, if required, adopt any amendment which would (1) materially increase the benefits accruing to participants, (2) materially increase the maximum number of shares which may be issued under the Plan, subject to equitable adjustment, (3) materially modify the Plan's eligibility requirements, or (4) change the basis on which awards are granted to Outside Directors. Columbia reserves the right to terminate the Plan, in whole or in part, at any time and for any reason so long as full and equitable compensation is made to participants with respect to awards previously granted.
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     Upon approval of the Plan by the Commission and Columbia's stockholders, the Plan would be effective as of February 21, 1996. The Plan would remain in effect until all awards under the Plan have been satisfied by the issuance of shares or payment of cash, but no award may be granted more than ten years after the Plan is adopted.

     Columbia proposes to solicit proxies from stockholders for purposes of voting in favor of the Plan at the Annual Meeting of Stockholders to be held on April 26, 1996. Columbia requests that the Commission issue an order declaring the Application-Declaration to become effective subject to compliance with the registration requirements under the Securities Act of 1933 when required.

     Fees and expenses estimated at $22,000 are expected to be incurred in connection with the proposed transaction, including $15,000 to be expended for proxy solicitation services.

     The application-declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ________________, 1996, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant-declarant at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be permitted to become effective.

     It appearing to the Commission that Columbia's declaration regarding the proposed solicitation of proxies should be permitted to become effective forthwith pursuant to Rule 62(d):

     IT IS ORDERED that the declaration regarding the proposed solicitation of proxies be, and it hereby is, permitted to become effective forthwith pursuant to Rule 62(d) and subject to the terms and conditions prescribed in Rule 24 under the Act.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                             Jonathan G. Katz,
                                             Secretary